Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	February 13, 2024		Executive Vice President & Chief Financial Officer

ENCORE WIRE REPORTS STRONG FOURTH QUARTER and FULL YEAR 2023 RESULTS
Shipped Record Copper Pounds in Fourth Quarter; Represents Strongest Volume Quarter of 2023

McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter and year ended December 31, 2023.
Fourth Quarter and Full Year 2023 Highlights
•Fourth Quarter Earnings per Diluted Share of $4.10; Full Year 2023 Earnings per Diluted Share of $21.62
•Fourth Quarter Net income of $66.1 million; Full Year 2023 Net income of $372.4 million
•Fourth Quarter Gross profit of 21.5%; Full Year 2023 Gross profit of 25.5%
•Fourth Quarter Copper unit volumes up 5.9% over the third quarter of 2023
•Fourth Quarter Copper unit volumes up 18.8% over the fourth quarter of 2022: Full Year 2023 up 6.7%
•Cash on hand of $560.6 million as of December 31, 2023; $730.6 million as of December 31, 2022
•Capital expenditures of $164.5 million in 2023
•Company repurchased 476,300 shares in the fourth quarter of 2023; repurchased 2,661,792 shares in full year 2023
•Total cash outlay for share repurchases of $85.1 million in the fourth quarter; $460.2 million in full year 2023
•Share repurchase reauthorization by our Board of 2,000,000 shares of the Company's common stock through March 31, 2025
Net sales for the year ended December 31, 2023 were $2.568 billion compared to $3.018 billion for the year ended December 31, 2022. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 6.7% in the year ended December 31, 2023 versus the year ended December 31, 2022. Aluminum wire represented 12.9% of net sales for the year ended December 31, 2023 compared to 15.4% for the year ended December 31, 2022. The decrease in net sales dollars was driven by an anticipated decrease in the average selling prices in 2023 compared to 2022, offset by increased volumes in 2023.
Gross profit percentage for the year ended December 31, 2023 was 25.5% compared to 36.9% during the same period in 2022. The average selling price of wire per copper pound sold decreased 17.8% in the year ended December 31, 2023 versus the year ended December 31, 2022, while the average cost of copper per pound purchased decreased 3.7%. The overall increase in total volumes shipped, offset by an anticipated decrease in the average sales price during 2023, resulted in the decreased gross profit margin for the full year of 2023 when compared to 2022.
Net income for the year ended December 31, 2023 was $372.4 million versus $717.8 million in the same period in 2022. Fully diluted net earnings per common share were $21.62 for the year ended December 31, 2023 versus $36.91 in the same period in 2022.
Net sales for the fourth quarter ended December 31, 2023 were $633.8 million compared to $693.9 million for the fourth quarter of 2022. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 18.8% in the fourth quarter of 2023 versus the fourth quarter of 2022. Aluminum wire represented 9.9% of net sales in the fourth quarter of 2023 compared to 17.8% in the fourth quarter of 2022. The decrease in net sales dollars was driven by an anticipated decrease in the average selling prices in the fourth quarter of 2023 compared to the fourth quarter of 2022.
Gross profit percentage for the fourth quarter of 2023 was 21.5% compared to 35.8% in the fourth quarter of 2022. The average selling price of wire per copper pound sold decreased 15.7% in the fourth quarter of 2023 versus the fourth quarter of 2022, while the average cost of copper per pound purchased increased 2.1%. This resulted in the continued gradual abatement of copper spreads during the quarter, primarily driven by the decrease in the average selling price of copper pounds sold noted above, which resulted in the decreased gross profit margin in the fourth quarter of 2023 when compared to the fourth quarter of 2022.
Net income for the fourth quarter of 2023 was $66.1 million versus $154.0 million in the fourth quarter of 2022. Fully diluted net earnings per common share were $4.10 in the fourth quarter of 2023 versus $8.28 in the fourth quarter of 2022.
On a sequential quarter basis, net sales for the fourth quarter ended December 31, 2023 were $633.8 million compared to $637.0 million in the third quarter ended September 30, 2023. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 5.9% in the fourth quarter of 2023 versus the third quarter of 2023. Aluminum wire represented 9.9% of net sales in the fourth quarter of 2023 compared to 12.5% in the third quarter of 2023. The slight decrease in net sales dollars was driven by an increase in copper unit volume sold in the fourth quarter of 2023 compared to the third quarter of 2023, offset by decreased average selling prices in the fourth quarter of 2023.
Gross profit percentage for the fourth quarter of 2023 was 21.5% compared to 23.3% in the third quarter of 2023. The average selling price of wire per copper pound sold decreased 3.2% in the fourth quarter of 2023 versus the third quarter of 2023, while the average cost of copper per pound purchased decreased 1.2%. This resulted in the continued gradual, albeit slowing, abatement of copper spreads during the quarter, primarily driven by the decrease in the average selling price noted above, partially offset by a decrease in the average cost per pound of copper purchased, which resulted in the decreased gross profit margin in the fourth quarter of 2023 compared to the third quarter of 2023.
Net income for the fourth quarter of 2023 was $66.1 million versus $82.1 million in the third quarter of 2023. Fully diluted earnings per common share were $4.10 in the fourth quarter of 2023 versus $4.82 in the third quarter of 2023.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “Our team shipped a record number of copper pounds in the fourth quarter due to consistent strong demand for our copper wire and cable products, representing the strongest volume quarter over the course of the full year. Our ability to capitalize on this demand and deliver unmatched speed and agility in serving our customers is a testament to our single-site, build-to-ship model, an important competitive advantage. We experienced sustained, increased copper wire and cable demand from mid-2023, which continued through the fourth quarter. Despite continued tightness in raw copper availability, our key suppliers continue to perform well and our teams are delivering high order fill rates to support slowing copper margin abatement. Coupled with our operational excellence, we are favorably positioned to meet customer demand going forward.
Our balance sheet remains very strong, and we remain committed to returning capital to shareholders, as evidenced by our share repurchases in 2023. We have no long-term debt, and our revolving line of credit remains untapped. We had $560.6 million in cash as of December 31, 2023. During the quarter we repurchased 476,300 shares of our common stock for a total cash outlay of $85.1 million. Since the first quarter of 2020, we have repurchased 5,634,069 shares of our common stock, approximately 27% of outstanding shares, for a total cash outlay of $771.7 million. We also declared a $0.02 cash dividend during the fourth quarter.
We remain committed to reinvesting in our business with current and planned projects focused on increasing capacity, efficiency and vertical integration across our campus, which will continue to improve our service model. These types of organic investments have fueled our consistent growth since inception and position us well to continue to profitably capture market share in the coming years.
In 2022 we began construction on a new, state of the art, cross-link polyethylene (XLPE) compounding facility to deepen vertical integration related to wire and cable insulation. XLPE insulation is used in many applications including Data Centers, Oil and Gas, Transit, Waste-Water Treatment facilities, Utilities and Wind and Solar applications. The new facility is substantially completed, with start-up and optimization now in progress. Capital spending in 2024 through 2026 will further expand vertical integration in our manufacturing processes to reduce costs as well as modernize select wire manufacturing facilities to increase capacity and efficiency and improve our position as a sustainable and environmentally responsible company. Total capital expenditures were $148.4 million in 2022 and $164.5 million in 2023. Total capital expenditures are expected to range from $130 - $150 million in 2024, $130 - $150 million in 2025, and $100 - $120 million in 2026. These investments are expected to be funded with existing cash reserves and operating cash flows.
Our operational agility, speed to market, and deep supplier relationships remain competitive advantages in serving our customers’ evolving needs and capturing market share in the current economic environment. As we continue to address near-term challenges, we remain focused on the long-term opportunities for our business.”
The Company will host a conference call to discuss the fourth quarter and full year results on Wednesday, February 14, 2024, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Bret Eckert, Executive Vice President & Chief Financial Officer. Attendants may register at https://registrations.events/direct/ENC60463 to participate in the call. A confirmation email will be sent to all registrants containing a dial-in number and a unique passcode, which identifies you as the registered participant for this call and should only be used by the individual who has registered. Please plan to join this call at least five minutes prior to the scheduled start time. After entering your dial-in number, you will be prompted to enter your unique passcode, followed by the # key. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of copper and aluminum electrical wire and cables, supplying power generation and distribution solutions to meet our customers’ needs today and in the future. The Company focuses on maintaining a low-cost of production while providing exceptional customer service, quickly shipping complete orders coast-to-coast. Our products are proudly made in America at our vertically-integrated, single-site, Texas campus.
The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the ongoing COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2022 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended December 31,		Year Ended December 31,
In Thousands	2023	2022	2023	2022
Net Income	$66,123	$153,998	$372,399	$717,841
Income Tax Expense	20,855	44,944	112,242	207,009
Interest Expense	103	102	408	408
Depreciation and Amortization	8,162	7,197	32,052	26,232
EBITDA	$95,243	$206,241	$517,101	$951,490

Encore Wire Corporation
Condensed Balance Sheets
(In Thousands)

	December 31, 2023	December 31, 2022
	(unaudited)
ASSETS
Current Assets
Cash	$560,635	$730,557
Receivables, net	475,291	498,762
Inventories, net	163,679	153,187
Prepaid Expenses and Other	10,970	19,135
Total Current Assets	1,210,575	1,401,641
Property, Plant and Equipment, net	756,863	616,601
Other Assets	474	490
Total Assets	$1,967,912	$2,018,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$80,548	$62,780
Accrued Liabilities and Other	79,590	81,381
Total Current Liabilities	160,138	144,161
Long-Term Liabilities
Deferred Income Taxes and Other	60,197	55,905
Total Long-Term Liabilities	60,197	55,905
Total Liabilities	220,335	200,066
Stockholders’ Equity
Common Stock	273	271
Additional Paid-in Capital	106,035	83,622
Treasury Stock	(867,222)	(402,639)
Retained Earnings	2,508,491	2,137,412
Total Stockholders’ Equity	1,747,577	1,818,666
Total Liabilities and Stockholders’ Equity	$1,967,912	$2,018,732

Encore Wire Corporation
Condensed Statements of Income
(In Thousands, Except Per Share Data)

	Quarter Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
	(unaudited)				(unaudited)

Net sales	$633,779	100.0%	$693,885	100.0%	$2,567,722	100.0%	$3,017,555	100.0%
Cost of sales	497,371	78.5%	445,430	64.2%	1,911,839	74.5%	1,905,134	63.1%
Gross profit	136,408	21.5%	248,455	35.8%	655,883	25.5%	1,112,421	36.9%

Selling, general and administrative expenses	56,855	9.0%	55,510	8.0%	204,510	8.0%	197,418	6.5%
Operating income	79,553	12.5%	192,945	27.8%	451,373	17.5%	915,003	30.4%

Net interest & other income	7,425	1.2%	5,997	0.9%	33,268	1.3%	9,847	0.3%
Income before income taxes	86,978	13.7%	198,942	28.7%	484,641	18.8%	924,850	30.7%

Provision for income taxes	20,855	3.3%	44,944	6.5%	112,242	4.4%	207,009	6.9%
Net Income	$66,123	10.4%	$153,998	22.2%	$372,399	14.4%	$717,841	23.8%

Basic earnings per share	$4.21		$8.43		$22.07		$37.47
Diluted earnings per share	$4.10		$8.28		$21.62		$36.91

Weighted average number of common and common equivalent shares outstanding:
Basic	15,692		18,270		16,873		19,159
Diluted	16,114		18,595		17,223		19,446
Cash dividend declared per share	$0.02		$0.02		$0.08		$0.08